M&I
CLASSIC ROCK STAGE
FIDUCIARY
MANAGEMENT, INC.
FMIFUNDS.COM
Miller Lite
The Brew

14' x 20' Stage Banner Left

M&I
CLASSIC ROCK STAGE
FIDUCIARY
MANAGEMENT, INC.
FMIFUNDS.COM
Miller Lite
MY MUSIC my! 95.7 MY STATION

14' x 20' Stage Banner Right

M&I
CLASSIC ROCK STAGE
FIDUCIARY
MANAGEMENT, INC.
FMIFUNDS.COM
Miller Lite
Miller Lite
Miller Lite

9' x 9' Mix Towers

M&I
CLASSIC
ROCK STAGE
FIDUCIARY
MANAGEMENT, INC.
FMIFUNDS.COM
Miller Lite

42' x 20' Side Stage

M&I
CLASSIC
ROCK
STAGE
FIDUCIARY
MANAGEMENT, INC.
FMIFUNDS.COM
Miller Lite

M&I
FIDUCIARY
MANAGEMENT, INC.
FMIFUNDS.COM
Miller Lite
The Brew 97.3
CLASSIC ROCK STAGE

M&I
FIDUCIARY
MANAGEMENT, INC.
FMIFUNDS.COM
Miller Lite
MY MUSIC my! 95.7 MY STATION
CLASSIC ROCK STAGE

FIDUCIARY
MANAGEMENT, INC.
FMIFUNDS.COM
M&I WEALTH MANAGEMENT
FIDUCIARY
MANAGEMENT, INC.
FMIFUNDS.COM

38' x 38" VIP Banner

The FMI Funds logo was displayed on sponsor banners at Milwaukee's 2008 Summerfest festival, as shown on the images above.

Text contained in logo:
        FIDUCIARY
MANAGEMENT, INC.
   FMIFUNDS.COM